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                                                               EXHIBIT 10(L)(1)

                     THIRD AMENDMENT TO CREDIT AGREEMENT


        THIS THIRD AMENDMENT TO CREDIT AGREEMENT is dated as of March 20, 1998 ("this Amendment") by and among NORSTAN, INC., a Minnesota corporation (the "Borrower"), the banks which are signatories hereto (each individually, a "Bank," and collectively, the "Banks"), and FIRST BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as agent for the Banks (in such capacity, the "Agent").

                                   RECITALS

        A. The Borrower, the Banks and the Agent are parties to a Credit Agreement dated as of July 23, 1996, as amended by a First Amendment dated as of October 11, 1996, and a Second Amendment dated as of September 26, 1997 (as so amended, the "Credit Agreement").

        B. The parties hereto desire to amend the Credit Agreement in certain respects.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

        Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein, but which are defined in the Credit Agreement, shall have the meanings ascribed to such terms in the Credit Agreement unless the context otherwise requires.

        Section 2. Amendments to Credit Agreement. Subject to Section 6 hereof, the Credit Agreement is hereby amended as follows:

        (a) The definition of "Guarantors" set forth in Recital B of the Credit Agreement is amended to include "Vadini, Inc., a North Carolina corporation, d/b/a PRIMA Consulting Inc. ("PRIMA")," "Norstan International, Inc., a Minnesota corporation ("Norstan International")" and
Norstan-UK, Limited, a corporation incorporated in London, England
("Norstan - UK")."

        (b) The definitions of "Adjusted Leverage Ratio," "Applicable Margin," "Cash Flow Leverage Ratio," "Interest Coverage Ratio" and "Tangible Net Worth" set forth in Section 1.1 of the Credit Agreement are amended in their entireties to read as follows:

        (i) "Adjusted Leverage Ratio": At the time of any determination, the ratio of (a) Total Indebtedness less Indebtedness of NFS to (b) Tangible Net

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Worth, all as determined in accordance with GAAP (but determined using the equity method of accounting with respect to NFS).

        (ii)    "Applicable Margin": With respect to:

        Pricing Level IV:       (a)  Reference Rate Advances: 0.05%

                                (b)  CD Rate Advances: 1.25%

                                (c)  Eurodollar Rate Advances: 1.25%

        Pricing Level III:      (a)  Reference Rate Advances: 0.25%

                                (b)  CD Rate Advances: 1.0%

                                (c)  Eurodollar Rate Advances: 1.0%

        Pricing Level II:       (a)  Reference Rate Advances: 0.0%

                                (b)  CD Rate Advances: 0.75%

                                (c)  Eurodollar Rate Advances: 0.75%

        Pricing Level I:        (a)  Reference Rate Advances: 0.0%

                                (b)  CD Rate Advances:  0.50%

                                (c)  Eurodollar Rate Advances:  0.50%

        (iii) "Cash Flow Leverage Ratio": As of the last day of any fiscal quarter, the ratio of (a) the sum (without duplication) of the aggregate principal amount of all outstanding Capitalized Lease Obligations of the Borrower and the Subsidiaries and that portion of Total Indebtedness bearing interest determined as of that date, to (b) EBITDA for the four consecutive fiscal quarters ending on that date, all as determined in accordance with GAAP (but determined using the equity method of accounting with respect to NFS).

        (iv) "Interest Coverage Ratio": As of the last day of any fiscal quarter, the ratio of (a) EBITDA for the four consecutive fiscal quarters ending on that date, to (b) Interest Expense, in each case determined for said period in accordance with GAAP (but determined using the equity method of accounting with respect to NFS).

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                (v)     "Tangible Net Worth": As of any date of determination,
         the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital, retained earnings, unamortized cost of stock and foreign currency translation adjustments of the Borrower (excluding treasury stock), less the book value of all assets of the Borrower and its Subsidiaries that would be treated as intangibles under GAAP, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrower or any of its Subsidiaries over the book value of such assets.

                (c) Section 1.1 of the Credit Agreement is amended by inserting therein the following definitions of "Net Proceeds" and "Pricing Level" in appropriate alphabetical order:

                "Net Proceeds": With respect to the sale or disposition of property, sale of capital stock and offering of debt securities by the Borrower, or other non-recurring event, an amount equal to (a) the cash (including deferred cash proceeds) and other consideration received by the Borrower in connection with such transaction or event, minus (b) the sum of (i) the unpaid principal-balance on the date of any such sale or offering of any Indebtedness that is secured by a Lien not proscribed by Section 6.12 and affecting such property, and which is required to be repaid on the date of such sale or offering, (ii) any closing costs or selling costs arising in connection with such sale or offering, and (iii) any sales or income tax paid or payable by the Borrower in connection with such transaction or event (excluding any tax for which the Borrower is reimbursed by the purchaser).

                "Pricing Level": Shall mean that level of pricing in effect for any fiscal quarter determined in accordance with the following:

                Pricing Level IV: Shall be in effect during any fiscal quarter if the Cash Flow Leverage Ratio as of the last day of the most recently completed fiscal quarter was greater than or equal to 2.75 to 1.0.

                Pricing Level III: Shall be in effect during any fiscal quarter if the Cash Flow Leverage Ratio as of the last day of the most recently completed fiscal quarter was no less than 2.0 to 1.0 and no greater than 2.74 to 1.0.

                Pricing Level II: Shall be in effect during any fiscal quarter if the Cash Flow Leverage Ratio as of the last day of the most recently completed fiscal quarter was no less than 1.0 to 1.0 and no greater than 1.99 to 1.0.


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                Pricing Level I: Shall be in effect during any fiscal quarter if the Cash Flow Leverage Ratio as of the last day of the most recently completed fiscal quarter was less than 1.0 to 1.0.

                (d) Section 2.5 of the Credit Agreement is amended by adding thereto the following subsection 2.5(f) at the end thereof:

                2.5(f) Subject to the last two sentences of this Section 2.5(f), any change in the interest rate applicable to an Advance due to a change in the Pricing Level shall, for CD Rate Advances and Eurodollar Rate Advances, be effective on the first day after delivery of the financial statements described in Section 5.1(c) and shall continue until the day on which such statements are delivered for the following fiscal quarter. Notwithstanding the foregoing, if the Borrower has not furnished the quarterly financial statements and reports required under Sections 5.1(c) and 5.1(d) for any fiscal quarter by the sixtieth day after the end of such fiscal quarter, the Applicable Margin shall be calculated as if the Cash Flow Leverage Ratio for such fiscal quarter was greater than or equal to 2.75 to 1.0 for the period from the sixty-first day after the end of such fiscal quarter until such date on which such financial statements and reports are delivered.


                (e) Section 2.7 of the Credit Agreement is amended in its entirety to read as follows:


                    Section 2.7 Prepayment of the Revolving Commitment.

                    2.7(i) Mandatory Prepayment.  On the date of the occurrence of any of the following events, the Borrower shall prepay the Revolving Loans in an aggregate amount of 100% of the Net Proceeds received in cash by the Borrower as a result of any of the following events: (A) sales of assets of the Borrower, other than sales of inventory, in excess of $1,000,000 in the aggregate during any fiscal year of the Borrower, to the extent the resulting Net Proceeds are not used to purchase similar assets within one year from the date of such sales, and (B) any public or private sale or offering by the Borrower of its capital stock or debt securities.

                    2.7(ii) Optional Prepayments.  The Borrower may prepay
                Reference Rate Advances, in whole or in part, at any time, without premium or penalty. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrower may pay Eurodollar Rate Advances and CD Rate Advances only on the last day of the Interest Period applicable thereto. Any such prepayment must, in the case of a Eurodollar Rate Advance or a CD Rate Advance, be accompanied by accrued and unpaid interest



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         on the amount prepaid. Each prepayment shall be in an aggregate amount for all the Banks of $300,000 ($200,000, in the case of a Reference Rate Advance) or an integral multiple of $100,000 in excess thereof. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances under this Section 2.7 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Advances under this Section 2.7 shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

         (f) Sections 2.14(a) and (b) of the Credit Agreement are amended in their entireties to read as follows:

                2.14(a) The Company shall pay quarterly in arrears on the last day of each calendar quarter and on the Termination Date, a Letter of Credit Fee in an amount determined by applying a rate per annum equal to the Applicable Margin with respect to Eurodollar Rate Advances then in effect to the average daily aggregate principal amount of Commercial Paper Notes (Midwest) issued by the Borrower and outstanding under the Commercial Paper Program, all as more specifically set forth in the Commercial Paper Program Documents.

                2.14(b) For each Standby Letter of Credit issued, the company shall pay in advance, on the date of issuance thereof and on the date of any extension thereof, a fee (a "Letter of Credit Fee") in an amount determined by applying a rate per annum equal to the Applicable Margin with respect to Eurodollar Rate Advances then in effect to the original face amount of the Standby Letter of Credit for the period from the date of issuance or extension to the scheduled expiration date of such Letter of Credit.

                (g) Section 2.18 of the Credit Agreement is amended by deleting therefrom the date "July 31, 1999" and inserting in its place the date
"May 31, 2001".

                (h) Section 6.4 of the Credit Agreement is amended in its entirety to read as follows:

                Section 6.4 Change in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof, except for changes in business related to the communications and information technology industries.

                (i) Section 6.5 of the Credit Agreement is amended in its entirety to read as follows:



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                Section 6.5  Subsidiaries.   After the date of this Agreement,
        the Borrower will not, and will not permit any Subsidiary to, form or acquire any corporation which would thereby become a Subsidiary, unless
        (a) 100% of the issued and outstanding capital stock of such Subsidiary is owned by Norstan, Inc. or by a 100%-owned Subsidiary of Norstan, Inc., (b) each line of business of such Subsidiary is within the communications and information technology industries and (c) the aggregate amount of the Borrower's Investment or Investments in all such Subsidiaries shall not exceed the amounts set for in Section 6.10(1).

                (j) Section 6.8 of the Credit Agreement is amended in its entirety to read as follows:

                Section 6.8 Capital Expenditures. The Borrower will not, and will not permit any Subsidiary to, make Capital Expenditures in an amount exceeding, on a consolidated basis in any fiscal year, an amount equal to (a) seven percent (7%) of the consolidated revenues of the Borrower and the Subsidiaries as reported in their consolidated financial statements for the preceding fiscal year, plus (b) for the fiscal year ending April 30, 1998 only, Capital Expenditures attributable to the PRIMA Acquisition.

                (k) Section 6.10(k) of the Credit Agreement is amended in its entirety to read as follows:

                6.10(k) Loans and advances by the Borrower to Norstan Communications, Inc., Norstan Network Services, Inc., Connect Computer Company, PRIMA, Norstan-UK and Norstan International and (for purposes other than to finance lease account receivables, as specified in 6.10(j) above) to Norstan Canada;

                (l) Section 6.10(l) of the Credit Agreement is amended in its entirety to read as follows:

                6.10(l) Purchases or acquisitions by the Borrower of substantially all of the real and personal property of, or the capital stock of, another Person engaged in the communications and information technology industries; provided that (i) the purchase price paid for such assets shall not exceed, in the aggregate (including any contingent payments based on profitability of the assets acquired) for any such purchase or acquisition, $15,000,000; (ii) there shall be no more than three such separate purchases or acquisitions during any consecutive twelve month period; (iii) no Default or Event of Default has occurred or would occur as a result thereof; (iv) the Borrower will deliver to the Lender pro forma financial statements demonstrating in reasonable detail that the Borrower would have complied with Sections 6.16, 6.17, 6.18, and 6.19 had such purchase or acquisition been consummated prior to the end of the

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     most recently completed fiscal quarter, and that based on the Borrower's projections, the Borrower will comply with Sections 6.16, 6.17, 6.18 and
     6.19 at the end of the current fiscal quarter after giving effect to such purchase or acquisition; and (v) EBITDA for the Person so acquired was not less than $1 for the four most recently completed fiscal quarters of such Person prior to the date of such purchase or acquisition;

          (m) Section 6.11(k) of the Credit Agreement is amended in its entirety to read as follows:

          6.11(k) Unsecured Indebtedness of the Borrower (other than as permitted by other clauses of this Section 6.11); provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $10,000,000.

          (n) Sections 6.15, 6.16, 6.17, 6.18, 6.19, 6.20 and 6.21 of the
Credit Agreement are amended in their entireties to read as follows:

          Section 6.15 Intentionally Omitted.

          Section 6.16 Minimum EBITDA. The Borrower will not permit EBITDA as of the last day of any fiscal quarter for the four consecutive fiscal quarters then ended to be less than (i) $35,000,000 from April 30, 1998 through April 29, 1999, (ii) $40,000,000 at the end of any fiscal quarter ending on or after April 30, 1999 through April 29, 2000, and (iii) $45,000,000 at the end of any fiscal quarter thereafter.

          Section 6.17 Cash Flow Leverage Ratio. The Borrower will not permit the Cash Flow Leverage Ratio, as of the last day of any fiscal quarter, to be more than 3.00 to 1.0.

          Section 6.18 Adjusted Leverage Ratio. The Borrower will not permit the Adjusted Leverage Ratio to be more than 3.00 to 1.0 as of the end of any fiscal quarter.

          Section 6.19 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, as of the last day of any fiscal quarter, to be less than 8.0 to 1.0.

          Section 6.20 Ratio of NFS Total Senior Debt to NFS Tangible Net
     Worth.  The Borrower will not permit the ratio of the NFS Total Senior
     Debt to the NFS Tangible Net Worth to be more than 12.0 to 1.0 at any time.


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        Section 6.21  NFS Total Reserve as Percentage of NFS Total Gross
   Investment. The Borrower will not permit the NFS Total Reserve to be less than 2.0% of the NFS Total Gross Investment at any time.

        (o) Each reference to "ROLM Company" set forth in Section 7.1(n) of the Credit Agreement shall mean a reference to "Siemens Business Communications Systems, Inc."

        (p) Exhibit 1.1A to the Credit Agreement is deleted and Exhibit 1.1A to this Amendment is inserted in its place and Exhibit 1.1C to the Credit Agreement is deleted and Exhibit 1.1C to this Amendment is inserted in its place.

        (q)     Schedules 4.19, 6.10, 6.11, 6.12 and 6.13 to the Credit
Agreement are deleted and Schedules 4.19, 6.10, 6.11, 6.12 and 6.13 to this Amendment are inserted in lieu therefor.

        Section 3. Termination of PRIMA Bridge Loan Facility. On the effective date of this Amendment the PRIMA Bridge Loan Facility and the Credit Agreement dated as of September 26, 1997 and the Loan Documents as defined therein are hereby terminated. As of such date, the outstanding principal balance of the PRIMA Bridge Loan shall be deemed outstanding under the Credit Agreement as amended hereby and shall bear interest and be repaid in accordance therewith. All accrued and unpaid interest and unpaid Unused Revolving Commitment Fees (as defined in the PRIMA Bridge Loan Facility Credit Agreement) on the PRIMA Bridge Loan Facility shall be paid by the Borrower on such date. On the effective date of this Amendment, the Banks shall pay such amounts to each other as required so that each Bank's percentage of the Revolving Outstandings is equal to each Bank's Revolving Commitment Percentage.

        Section 4. Representations and Warranties of the Borrower. To induce the Banks and the Agent to execute and deliver this Amendment (which representations and warranties shall survive the execution and delivery of this Amendment), the Borrower represents and warrants to the Agent and the Banks that:

        (a) this Amendment and the New Notes (as defined below in Section 6(b) hereof) have been duly authorized, executed and delivered by it and this Amendment and the New Notes constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

        (b) the Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Borrower enforceable against the

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    Borrower in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

        (c) the execution, delivery and performance by the Borrower of the Amendment and the New Notes (i) have been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) do not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which any of its properties or assets are or may be bound, or (B) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause
    (iii)(A)(3) of this Section 4(c);

        (d) as of the date hereof, no unwaived Default or Event of Default has occurred which is continuing; and

        (e) all the representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects with the same force and effect as if made by the Borrower on and as of the date hereof.

        Section 5. Waiver. The Borrower has informed the Banks that the Adjusted Leverage Ratio for the period ended November 1, 1997 was 2.1 to 1.0 which is in excess of the maximum level of 2.0 to 1.0 allowed under Section
6.18 of the Credit Agreement.  Upon satisfaction of the conditions set forth in
Section 6 of this Amendment, the Banks hereby waive Event of Default under the Credit Agreement described in the immediately preceding sentence for the period ended November 1, 1997. This waiver is limited to the express terms hereof and shall not extend to any other Default, Event of Default or any other period. This waiver shall not be and shall not be deemed to be a course of dealing upon which the Borrower may rely with respect to any other Default, Event of Default or request for a waiver and the Borrower hereby expressly waives any such claim.

        Section 6. Conditions to Effectiveness of this Amendment. This Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

        (a) executed counterparts of this Amendment, duly executed by the Borrower and each of the Banks, shall have been delivered to the Agent;





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        (b) executed Revolving Notes (the "New Notes") in the form of Exhibit
    1.1C shall have been received by the Agent on behalf of each of the Banks.

        (c) the Agent shall have received from each of the Guarantors, other than PRIMA, Norstan International and Norstan-UK, a Consent and Agreement of Guarantor in the form of Attachment 1 hereto (the "Guarantor Agreements") duly completed and executed by such Guarantor;

        (d) the Agent shall have received from each of PRIMA, Norstan International and Norstan-UK a duly executed Guaranty in the form of Exhibit A hereto;

        (e) the Agent shall have received a copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Amendment, certified by its Secretary or an Assistant Secretary, together with a certificate of the Secretary or an Assistant Secretary of the Borrower certifying as to the incumbency and the true signatures of the officers authorized to execute this Amendment on behalf of the Borrower;

        (f) a copy of the corporate resolution of each of PRIMA, Norstan International and Norstan-UK authorizing the execution, delivery and performance of its respective Guaranty;

        (g) an incumbency certificate for each of PRIMA, Norstan International and Norstan-UK showing the names and titles and bearing the signatures of its officers authorized to execute its respective Guaranty, certified as of the Closing Date by the Secretary or an Assistant Secretary of PRIMA, Norstan International and Norstan-UK, respectively;

        (h) a copy of the Articles of Incorporation of each of PRIMA, Norstan International and Norstan-UK with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than ten days prior to the date hereof;

        (i) a certificate of good standing for each of PRIMA, Norstan International and Norstan-UK in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than ten days prior to the date hereof;

        (j) a copy of the bylaws of each of PRIMA, Norstan International and Norstan-UK, certified as of the Closing Date by the Secretary or an Assistant Secretary of PRIMA, Norstan International and Norstan-UK, respectively; and



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                (d)  This Amendment shall be governed by, and construed in accordance with, the internal law, and not the law of conflicts, of the State of Minnesota, but giving effect to federal laws applicable to national banks.

                (e) This Amendment shall be binding upon the Borrower, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks.


            [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.]




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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.


                                     NORSTAN, INC.

                                     By Robert J. Vold
                                       --------------------------------
                                       Its Treasurer
                                          -----------------------------


                                     FIRST BANK NATIONAL ASSOCIATION,
                                       as a Bank and as Agent

                                     By David Shipiro
                                       --------------------------------
                                       Its Commercial Banking Officer
                                          -----------------------------


                                     HARRIS TRUST AND SAVING BANK

                                     By Catherine Ciolek
                                       --------------------------------
                                       Its Vice President
                                          -----------------------------


                                     THE SUMITOMO BANK, LIMITED,
                                     CHICAGO BRANCH

                                     By Jeffrey P. Norton
                                       --------------------------------
                                       Its Vice President
                                          -----------------------------


                                     By John W. Howard, Jr.
                                       --------------------------------
                                       Its Vice President & Manager
                                          -----------------------------



           [Signature Page to Third Amendment to Credit Agreement]

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